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                                                                    EXHIBIT 1.2



                        CHINA MOBILE (HONG KONG) LIMITED

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

                        NOTICE OF ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN that the Annual General Meeting of China Mobile (Hong
Kong) Limited will be held on 15 May 2003 at 11 a.m. in the Conference Room, 3rd Floor, JW Marriott Hotel, Pacific Place, 88 Queensway Road, Hong Kong for the following purposes:

As Ordinary Business:

1 To receive and consider the financial statements for the year ended 31 December 2002 and the Reports of the Directors and the Auditors.

2    To declare a final dividend for the year ended 31 December 2002.

3    To elect Directors and fix their remuneration.

4 To re-appoint Auditors and authorise the Directors to fix their remuneration.

And as Special Business, to consider and, if thought fit, to pass the following as ordinary resolutions:


                              ORDINARY RESOLUTIONS

5     "THAT:

      (a) subject to paragraph (b) below, the exercise by the Directors during the Relevant Period of all the powers of the Company to purchase shares of HK$0.10 each in the capital of the Company including any form of depositary receipt representing the right to receive such shares ("Shares") be and is hereby generally and unconditionally approved;

      (b) the aggregate nominal amount of Shares which may be purchased on The Stock Exchange of Hong Kong Limited or any other stock exchange on which securities of the Company may be listed and which is recognised for this purpose by the Securities and Futures Commission of Hong Kong and The Stock Exchange of Hong Kong Limited pursuant to the approval in paragraph (a) above shall not exceed or represent more than 10 per cent. of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this Resolution, and the said approval shall be limited accordingly;

      (c) for the purpose of this Resolution "Relevant Period" means the period from the passing of this Resolution until whichever is the earlier of:

            1. the conclusion of the next annual general meeting of the Company;

            2. the expiration of the period within which the next annual general meeting of the Company is required by law to be held; and

            3. the revocation or variation of the authority given under this Resolution by ordinary resolution of the shareholders of the Company in general meeting."

6 "THAT a general mandate be and is hereby unconditionally given to the Directors to exercise full powers of the Company to allot, issue and deal with additional shares in the Company (including the


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      making and granting of offers, agreements and options which might require shares to be allotted, whether during the continuance of such mandate or thereafter) provided that, otherwise than pursuant to (i) a rights issue where shares are offered to shareholders on a fixed record date in proportion to their then holdings of shares; (ii) the exercise of options granted under any share option scheme adopted by the Company; or (iii) any scrip dividend or similar arrangement providing for the allotment of shares in lieu of the whole or part of a dividend in accordance with the Articles of Association of the Company, the aggregate nominal amount of the shares allotted shall not exceed the aggregate of:

      (a) 20 per cent. of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this Resolution, plus

      (b) (if the Directors are so authorised by a separate ordinary resolution of the shareholders of the Company) the nominal amount of the share capital of the Company repurchased by the Company subsequent to the passing of this Resolution (up to a maximum equivalent to 10 per cent. of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this Resolution).

           Such mandate shall expire at the earlier of:

           1. the conclusion of the next annual general meeting of the Company;

           2. the expiration of the period within which the next annual general meeting of the Company is required by law to be held; and

           3. the date of any revocation or variation of the mandate given under this Resolution by ordinary resolution of the shareholders of the Company at a general meeting."

7 "THAT the Directors be and they are hereby authorised to exercise the powers of the Company referred to in the resolution set out in item 6 in the notice of this meeting in respect of the share capital of the Company referred to in paragraph (b) of such resolution."

                                                         By order of the Board
                                                           YUNG SHUN LOY JACKY
                                                             COMPANY SECRETARY

                                                                 18 March 2003

NOTES:

1. Any member entitled to attend and vote at the above Meeting is entitled to appoint one or more proxies to attend and, on a poll, vote in his stead. A proxy need not be a member of the Company.

2. In order to be valid, a form of proxy together with the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy thereof, must be deposited at the Company's registered office at 60th Floor, The Center, 99 Queen's Road Central, Central, Hong Kong at least 36 hours before the time for holding the above Meeting. Completion and return of a form of proxy will not preclude a member from attending and voting in person if he is subsequently able to be present.

3. The Board of Directors has recommended a final dividend for the year ended 31 December 2002 of HK$0.32 per share and, if such dividend is declared by the members passing Resolution 2, it is expected to be paid on or about 22 May 2003 to those shareholders whose names appear on the Company's register of members on 4 April 2003.

4. The register of members of the Company will be closed from 3 April 2003 to 4 April 2003 (both days inclusive), during which period no transfer of shares in the Company will be effected. In order to


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      qualify for the proposed final dividend, all transfers, accompanied by the relevant share certificates, must be lodged with the Company's register, Hong Kong Registrars Limited, Room 1901-5, 19th Floor, Hopewell Centre,
      183 Queen's Road East, Hong Kong, not later than 4 p.m. on 2 April 2003.

5. Concerning Resolution 5, the Directors wish to state that they will exercise the powers conferred thereby to repurchase shares of the Company in circumstances which they deem appropriate for the benefit of the shareholders. The Explanatory Statement containing the information necessary to enable the shareholders to make an informed decision on whether to vote for or against the resolution to approve the repurchase by the Company of its own shares, as required by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited will be set out in a separate letter from the Company to be enclosed with the 2002 Annual Report.